Exhibit 5.5

1000 WILSHIRE BOULEVARD, SUITE 1500, LOS ANGELES, CALIFORNIA 90017-2457 TELEPHONE (213) 891-0700 / FAX (213) 896-0400

June 22, 2015

International Lease Finance Corporation
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067

Dear Ladies and Gentlemen:

We have served as California counsel to International Lease Finance Corporation (the “Company”), a California corporation and a wholly-owned subsidiary of AerCap Holdings N.V. (the “Parent Guarantor”), a public limited liability company existing under the laws of The Netherlands, in connection with the shelf registration statement on Form F-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof by AerCap Ireland Capital Limited (the “Irish Issuer”), AerCap Global Aviation Trust (the “U.S. Issuer,” and, together with the Irish Issuer, the “Issuers”), the Parent Guarantor, and the entities listed in the Table of Subsidiary Guarantors in the Registration Statement (together with the Parent Guarantor, the “Guarantors”).

You have provided us with a draft of the Registration Statement in the form in which it will be filed with the Commission. The Registration Statement includes a base prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus provides for the offering of the following securities from time to time, together or separately in one or more series (if applicable) of (i) debt securities of the Issuers (the “Debt Securities”) and (ii) the Guarantees (as defined below). The Debt Securities will be issued pursuant to the Indenture (the “Base Indenture”), dated as of May 14, 2014 among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee, as supplemented by the First Supplemental Indenture to the Base Indenture dated as of May 14, 2014 (the “First Supplemental Indenture”); the Second Supplemental Indenture to the Base Indenture dated as of May 14, 2014 (the “Second Supplemental Indenture”); the Third Supplemental Indenture to the Base Indenture dated as of May 14, 2014 (the “Third Supplemental Indenture”); the Fourth Supplemental Indenture to the Base Indenture dated as of September 29, 2014 (the “Fourth Supplemental Indenture”); and the Fifth Supplemental Indenture to the Base Indenture dated as of September 29, 2014 (the “Fifth Supplemental Indenture”, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, and the Fourth Supplemental Indenture, the “Indenture”). The Debt Securities are to be guaranteed (the “Guarantees”) by the

Guarantors, including, but not limited to, the Company, on the terms and subject to the conditions set forth in the Indenture and any applicable supplemental indenture.

In giving this opinion, we have examined:

(a)                                 the Indenture;

(b)                                 the Restated Articles of Incorporation of the Company, dated as of October 22, 2008, as filed with the Secretary of State of the State of California (the “Articles of Incorporation”);

(c)                                  the Bylaws of the Company (the “Bylaws”);

(d)                                 a certificate of status of the Company issued by the Secretary of State of the State of California, dated as of May 27, 2015 (the “Good Standing Certificate”); and

(e)                                  a Secretary’s Certificate of the Company certifying as to (i) its Articles of Incorporation, (ii) its Bylaws, and (iii) Action by Unanimous Written Consent of the Board of Directors of the Company approving and authorizing the Registration Statement, the Indenture, the related guarantees and the transactions contemplated thereby.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act in connection with the registration of an indeterminate amount of Debt Securities and related guarantees registered on the Registration Statement.

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of such documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein.  In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

In rendering the opinions in paragraph 1, we have relied solely upon the Good Standing Certificate, and such opinion is rendered as of the date of such certificate. We express no opinion as to the tax good standing of the Company in any jurisdiction.

Upon the basis of such examination, and subject to the limitations and qualifications expressed herein, we are of the opinion that:

(1)                                 The Company is a corporation validly existing and in good standing under the laws of the State of California.

(2)                                 The Company has the corporate power to enter into and perform its obligations under the Indenture and the Guarantees.

(3)                                 The Original Indenture and each Supplemental Indenture thereto to which the Company is a party has been duly authorized by all necessary corporate action of the Company and has been executed and delivered by the Company.

(4)                                 The Guarantees have been authorized by all necessary corporate action of the Company.

The foregoing opinions are limited to the laws of the State of California, and we are expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Buchalter Nemer
Buchalter Nemer, a Professional Corporation